Exhibit 10.1

PRESTIGE BRANDS HOLDINGS, INC.
Summary of Director Compensation Program

Equity Compensation

Initial Equity Grant:
On the day of the first annual meeting of stockholders following a non-employee director’s election or appointment to the board, he or she will receive a one-time grant of shares of common stock with a value equal to $20,000. The number of shares granted will be determined by dividing $20,000 by the closing price of Company common stock on such date. The shares of common stock are fully-vested on the date of grant.

Annual Equity Grant:
On the day of the annual meeting of stockholders, each non-employee director will receive an award of restricted stock units with a value equal to $60,000. The number of restricted stock units granted will be determined by dividing $60,000 by the closing price of Company common stock on the day of the annual meeting of stockholders. The restricted stock units will vest one year following the date of grant, subject to the director’s continued membership on the board as of such date, and will be settled in shares of Company common stock on the earliest to occur of (i) the non-employee director’s death, (ii) the non-employee director’s disability, or (iii) the 6-month anniversary of the date on which the non-employee director’s board membership ceases for reasons other than death or disability.

Cash Compensation

Annual Cash Retainer:	$30,000, payable in equal quarterly installments
Meeting Fee Per Board Meeting Attended In-Person:	$ 2,000
Meeting Fee Per Committee Meeting Attended In-Person:	$ 1,000
Meeting Fee Per Board or Committee Meeting Attended Telephonically:	$ 750
Additional Annual Retainers – Committee Chairpersons:
Nominating and Corporate Governance Committee	$ 6,500
Audit Committee	$10,000
Compensation Committee	$ 6,500
Additional Annual Retainer — Lead Director:	$45,000